Exhibit 99.1

WABCO Appoints Nick Reilly to Board of Directors, Further Strengthening

Board’s Global Automotive Expertise

BRUSSELS, Belgium, December 11, 2014 – WABCO Holdings Inc. (NYSE: WBC), a leading global supplier of technologies to improve the safety and efficiency of commercial vehicles, today announced that it has appointed Nick Reilly to its board of directors. Mr. Reilly’s appointment took effect on December 5, 2014.

Mr. Reilly brings to WABCO nearly 40 years of experience working in the global automotive industry. Most recently, he served as strategic advisor to three automotive suppliers in Korea, the U.S. and Ukraine. Before then, Mr. Reilly held international executive roles with General Motors (GM) in Europe, North America and Asia for 35 years, including President of GM Europe from 2009 through 2012. Prior to his tenure with the U.S. automaker, he worked for eight years in finance and the investment community.
Mr. Reilly holds degrees in economics from the University of Cambridge, Cambridge, United Kingdom.

“Nick brings a wealth of global automotive industry expertise and sound strategic counsel to WABCO’s board as we continue to master the challenges and capitalize on the significant opportunities of the global commercial vehicle industry,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “His appointment will further strengthen our board as we maintain market leadership through our proven three-pillar strategy of technology leadership, globalization and excellence in execution.”

Press Photo/Caption: WABCO appointed Nick Reilly to its board of directors. He brings to WABCO nearly 40 years of experience working in the global automotive industry.

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and control systems for the safety and efficiency of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough electronic, mechanical and mechatronic technologies for braking, stability and transmission automation systems supplied to the world’s leading commercial truck, bus and trailer manufacturers. With sales of $2.7 billion in 2013, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, our ability to successfully integrate any acquired businesses or our acquired businesses not performing as planned and the other risks and uncertainties described in the

“Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Media, investors and analysts contact

Christian Fife, +1 732 369 7465, christian.fife@wabco-auto.com

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